EXHIBIT 1


                          AGREEMENT AND PLAN OF MERGER


                           dated as of October 8, 1997

                                      among

                        UNITED STATES FILTER CORPORATION,

                         USF/PW ACQUISITION CORPORATION

                                       and

                             PURO WATER GROUP, INC.



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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I                  THE MERGER                                       2

      Section 1.01         Effective Time of the Merger                     2
      Section 1.02         Closing                                          2
      Section 1.03         Effects of the Merger                            2

ARTICLE II                 CONVERSION OF SECURITIES                         3

      Section 2.01         Conversion of Capital Stock                      3
      Section 2.02         Exchange of Certificates                         3
      Section 2.03         No Further Transfers                             5
      Section 2.04         No Fractional Shares                             6
      Section 2.05         Anti-Dilution Provisions                         6
      Section 2.06         Stock Legends; Agreements by
                           Certain Stockholders                             6
      Section 2.07         Company Stock Option Plans                       6
      Section 2.08         Options                                          7
      Section 2.09         Underwriter's Warrant                            7
      Section 2.10         Convertible Notes                                8

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY                                      8

      Section 3.01         Organization                                     8
      Section 3.02         Capitalization                                   8
      Section 3.03         Charter Documents                                9
      Section 3.04         Subsidiaries                                     9
      Section 3.05         Authority; No Conflict; Required
                           Filings and Consents                            10
      Section 3.06         SEC Filings; Financial Statements               11
      Section 3.07         Indebtedness; Absence of                        12
                             Undisclosed Liabilities
      Section 3.08         Absence of Certain Changes or Events            13
      Section 3.09         Tax Matters                                     13
      Section 3.10         Certain Transactions                            14
      Section 3.11         Required Authorizations                         14
      Section 3.12         Litigation                                      14
      Section 3.13         Compliance with Law; Regulatory
                           Compliance                                      15
      Section 3.14         Contracts                                       15
      Section 3.15         Real Property                                   16
      Section 3.16         Personal Property                               17
      Section 3.17         Intellectual Property Rights                    17
      Section 3.18         Environmental Matters                           18
      Section 3.19         Products Liability                              19
      Section 3.20         Insurance                                       19
      Section 3.21         Employment and Change in Control

                           Agreements                                      19
      Section 3.22         Labor Relations                                 20
      Section 3.23         Employee Benefit Plans                          20
      Section 3.24         Pooling of Interests                            22
      Section 3.25         Registration Statement; Proxy
                           Statement/Prospectus                            22
      Section 3.26         Certain Fees                                    23
      Section 3.27         Section 203 of the DGCL Not
                           Applicable                                      23
      Section 3.28         Disclosure                                      23

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES                  23
                           OF USE AND SUB

      Section 4.01         Organization of USF and Sub                     23
      Section 4.02         Capitalization of USF and Sub                   24
      Section 4.03         Authority; No Conflict; Required
                           Filings and Consents                            24
      Section 4.04         SEC Filings; Financial Statements               25
      Section 4.05         Absence of Certain Changes or Events            26
      Section 4.06         Litigation                                      26
      Section 4.07         Registration Statement; Proxy
                           Statement/Prospectus                            26
      Section 4.08         Interim Operations of Sub                       27

ARTICLE V                  COVENANTS                                       27

      Section 5.01         No Solicitation                                 27
      Section 5.02         Stockholder Approval                            28
      Section 5.03         Conduct of the Business of the
                           Company                                         29
      Section 5.04         Access to Information                           32
      Section 5.05         Required Authorizations                         32
      Section 5.06         Financial Statements of The Company             33
      Section 5.07         Public Announcements                            34
      Section 5.08         Benefit Plans                                   34
      Section 5.09         Tax-Free Reorganization                         34
      Section 5.10         Pooling Accounting                              35
      Section 5.11         Affiliate Agreements                            35
      Section 5.12         Representations, Covenants and
                           Conditions; Further Assurances                  35

ARTICLE VI                 CONDITIONS TO MERGER                            36

      Section 6.01         Conditions to Each Party's
                           Obligation To Effect the Merger                 36
      Section 6.02         Additional Conditions to Obligations
                           of USF and Sub                                  36
      Section 6.03         Additional Conditions to Obligations
                           of The Company                                  38

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ARTICLE VII                TERMINATION AND AMENDMENT                       39

      Section 7.01         Termination                                     39
      Section 7.02         Effect of Termination                           40
      Section 7.03         Fees and Expenses                               40
      Section 7.04         Amendment                                       41
      Section 7.05         Extension; Waiver                               41

ARTICLE VIII               MISCELLANEOUS                                   41

      Section 8.01         Nonsurvival of Representations,
                           Warranties and Agreements                       41
      Section 8.02         Notices                                         42
      Section 8.03         Interpretation                                  43
      Section 8.04         Knowledge                                       43
      Section 8.05         Counterparts                                    43
      Section 8.06         Entire Agreement; No Third Party
                           Beneficiaries                                   43
      Section 8.07         Governing Law                                   43
      Section 8.08         Assignment                                      44

                       AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of October 8, 1997, by and among United States Filter Corporation, a Delaware corporation ("USF"), USF/PW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of USF ("Sub"), and Puro Water Group, Inc., a Delaware corporation (the "Company"). The Company and Sub are the only parties to the merger hereby contemplated and are sometimes referred to herein as the "Constituent Corporations", and the Company is sometimes referred to herein as the "Continuing Corporation".

      WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement and deem it advisable and in the best interests of their respective corporations and stockholders that Sub merge with and into the Company on the terms and conditions herein set forth, whereby the Company will become a wholly owned subsidiary of USF and the stockholders of the Company will become stockholders of USF (the "Merger");

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to USF's willingness to enter into this Agreement, Peter T. Dixon, The Trusts Under Article 16 of the Will of W. Palmer Dixon for the Benefit of Peter T. and Palmer Dixon (the "Dixon Trusts"), Beth Levy, Scott Levy, Jack C. West and Edberg Associates Limited Partnership, each of whom is a stockholder of the Company ("Stockholders"), have entered into Stockholder Agreements (the "Stockholder Agreements") with USF pursuant to which the Stockholders have agreed to vote their shares of Common Stock, $.0063 par value, of the Company ("Company Common Stock") in favor of the Merger;

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


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                                    ARTICLE I

                                   THE MERGER

      Section 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") shall be duly prepared, executed and acknowledged by the Continuing Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

      Section 1.02 CLOSING The closing of the Merger (the "Closing") will take place at 10:00 a.m., prevailing time, on a date to be specified by USF and the Company, which shall be as soon as practicable after all of the conditions to the Merger set forth in Article VI have been satisfied or waived, subject to the rights of termination and abandonment hereinafter set forth (the "Closing Date"), at a place mutually agreed to in writing by USF and the Company.

      Section 1.03 EFFECTS OF THE MERGER.

      (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, (ii) the Certificate of Incorporation of the Continuing Corporation shall be amended to read in its entirety as set forth in Exhibit A, (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation, and (iv) the directors of Sub at the Effective Time shall be the directors of the Continuing Corporation and hold office as provided in the Bylaws of the Continuing Corporation.

      (b) The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of the Constituent Corporations will continue in the Surviving Corporation unaffected by the Merger.

                                       2
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                                   ARTICLE II

                            CONVERSION OF SECURITIES

      Section 2.01 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

      (a) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Continuing Corporation.

      (b) Subject to Section 2.01(c) hereof, each issued and outstanding share of Company Common Stock, but other than shares of Company Common Stock issued and held in the treasury of the Company or owned of record by USF, Sub or any direct or indirect subsidiary thereof, shall be converted into and shall become, by virtue of the Merger and without any further action by the holder thereof that certain fraction of a share of Common Stock of USF, par value $.01 per share ("USF Common Stock") (subject to adjustment as provided in Section 2.01(c)) as shall be determined by dividing $7.20 (the "Per Share Purchase Price") by the "average market price" of the USF Common Stock during the 10 consecutive trading day period beginning on the 16th trading day prior to the Stockholders' Meeting (rounding the result to two decimal places). The "average market price" of a share of USF Common Stock shall be calculated by (x) averaging the high and low per share sale prices for each trading day during such period on which there were any trades in USF Common Stock, (y) adding such daily averages together, and (z) dividing the sum by 10 (reduced by the number of such trading days during which there were no trades). In such "average market price" calculations, numbers shall be carried to four decimal places. The daily high and low per share sale prices shall be those on the New York Stock Exchange Composite Tape.

      (c) Each share of Company Common Stock issued and held in the treasury of the Company or owned of record by USF, Sub or any direct or indirect subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof, and no cash shall be exchangeable therefor.

      Section 2.02 EXCHANGE OF CERTIFICATES.

      (a) After the Effective Time, each holder of a certificate formerly evidencing shares of Company Common Stock which have been converted pursuant to
Section 2.01(b), upon surrender of the same to American Stock Transfer & Trust Company or another exchange




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agent selected by USF and reasonably  satisfactory to the Company (the "Exchange
Agent") as provided in Section 2.02(b) hereof, shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of USF Common Stock into which such shares of Company Common Stock shall have been converted as provided in this Article II and (ii) as provided in
Section 2.04, cash in lieu of any fractional share of USF Common Stock into which such shares of Company Common Stock would have otherwise been converted, without any interest thereon. Until so surrendered, each certificate formerly evidencing shares of Company Common Stock which have been so converted will be deemed for all corporate purposes of USF to evidence ownership of the number of whole shares of USF Common Stock for which the shares of Company Common Stock formerly represented thereby were exchanged and the right to receive cash as herein provided, without any interest thereon; PROVIDED, HOWEVER, that until such certificate is so surrendered, no dividend payable to holders of record of USF Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of USF Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of USF Common Stock. Upon surrender of a certificate formerly evidencing shares of Company Common Stock which have been so converted, there shall be paid to the record holder of the certificates of USF Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of USF Common Stock to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of USF Common Stock. No interest shall be payable with respect to the payment of such dividends or distributions.

      (b) As soon as  practicable  after the Effective  Time, the Exchange Agent shall  send a notice  and a  transmittal  form to each  holder  of  certificates formerly evidencing shares of Company Common Stock (other than certificates formerly representing shares of Company Common Stock to be canceled pursuant to
Section 2.01(c)) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of USF) such certificates for exchange into certificates evidencing



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USF Common Stock (including cash in lieu of any fractional  share).  Each holder of certificates theretofore evidencing shares of Company Common Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor certificates evidencing USF Common Stock (including cash in lieu of any fractional share) deliverable in respect of the shares of Company Common Stock theretofore evidenced by the certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing shares of Company Common Stock for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (c) If any certificate evidencing shares of USF Common Stock is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the issuance of such certificate evidencing shares of USF Common Stock that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

      (d) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Continuing Corporation will issue in exchange for such lost, stolen or destroyed certificate the certificate evidencing shares of USF Common Stock deliverable in respect thereof, as determined in accordance with this Article II. When authorizing such issue of the certificate of shares of USF Common Stock in exchange therefor, the Board of Directors of the Continuing Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Continuing Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Continuing Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

      (e) Adoption of this Agreement by the stockholders of the Company shall constitute, as an integral part of the Merger, ratification of the appointment of, and the reappointment of, said Exchange Agent.

      Section 2.03 NO FURTHER TRANSFERS. After the Effective Time, there shall be no registration of transfers of shares on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

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

      Section 2.04 NO FRACTIONAL SHARES. Neither certificates nor scrip for fractional shares of USF Common Stock will be issued, but in lieu thereof each holder of Company Common Stock otherwise entitled to a fraction of a share of USF Common Stock shall receive from USF an amount in cash equal to the average of the high and low per share sale prices of a share of USF Common Stock on the New York Stock Exchange Composite Tape for the day of the Effective Time, multiplied by the fraction of a share of USF Common Stock to which such stockholder would be otherwise entitled. No USF stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of USF.

      Section 2.05 ANTI-DILUTION PROVISIONS. In the event USF changes the number of shares of USF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar capitalization for which a record date is not established) shall be prior to the Effective Time, the Per Share Purchase Price shall be proportionately adjusted to reflect such stock split, stock dividend or other recapitalization.

      Section 2.06 STOCK LEGENDS; AGREEMENTS BY CERTAIN STOCKHOLDERS. Certificates representing shares of USF Common Stock issued to persons deemed to be affiliates of the Company (as that term is used for purposes of Rule 145 under the United States Securities Act of 1933, as amended (the "Securities Act")) on the date of the Stockholders' Meeting shall bear the legend set forth in paragraph E of Exhibit B hereto.

      Section 2.07  COMPANY STOCK OPTION PLANS.

      (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (an "Employee Stock Option") under the Company 1996 Stock Option Plan (the "Employee Stock Option Plan"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, the same number of shares of USF Common Stock as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Employee Stock Option divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Employee Stock Option; PROVIDED, HOWEVER, that, in the case of any Employee Stock Option to which Section 421 of the Code applies by reason of


                                       6
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its  qualification  under any of Sections 422-424 of the Code ("qualified  stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

      (b) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Director Stock Option") under the Director Stock Option Plan (the "Director Stock Option Plan"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Director Stock Option, the same number of shares of USF Common Stock as the holder of such Director Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to
(y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Director Stock Option divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Director Stock Option.

      Section 2.08 OPTIONS. At the Effective Time, each outstanding option to purchase Company Common Stock listed on Schedule 2.08 ("Non-Employee Options"), whether or not exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under each respective Non-Employee Option, the same number of shares of USF Common Stock as the holder of such Non-Employee Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Non-Employee Option divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Non-Employee Stock Option.

      Section 2.09 UNDERWRITER'S WARRANT. At the Effective Time, the Underwriter's Common Stock Purchase Warrant dated as of February 7, 1997 (the "Underwriter's Warrant") shall be deemed to constitute the right to acquire, on the same terms and conditions as were applicable under such Underwriter's Warrant, the same number of shares of USF Common Stock as the holder of such Underwriter's Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Underwriter's Warrant in full immediately prior to the Effective Time, at an exercise price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Underwriter's Warrant divided by (z) the number of full shares of USF Common Stock deemed purchasable pursuant to such Underwriter's Warrant.

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

      Section 2.10 CONVERTIBLE NOTES. At the Effective Time, the Notes of the Company listed on Schedule 2.10 (the "Convertible Notes") shall be deemed to be convertible, on the same terms and conditions as were applicable under each respective Convertible Note, into the same number of shares of USF Common Stock as the holders of each such Convertible Note would have been entitled to receive pursuant to the Merger had such holders converted such Convertible Notes in full immediately prior to the Effective Time, at a conversion price per share equal to (y) the conversion price for the shares of Company Common Stock deemed otherwise purchasable pursuant to each respective Convertible Note divided by
(z) the number of full shares of USF Common Stock deemed purchasable pursuant to each such Convertible Note.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to USF and Sub as follows:

      Section 3.01 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects ("Material Adverse Effect") of the Company.

      Section 3.02 CAPITALIZATION.

      (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.0063 par value per share. As of August 31, 1997, (i) 3,476,789 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 400,000 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Employee Stock Option Plan, (iv) 30,000 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Director Stock Option Plan, (v) 121,068 shares of Company Common Stock were reserved for issuance pursuant to the Non-Employee Options, (vi) 135,000 shares of Company Common Stock were reserved for issuance pursuant to the Underwriter's


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

Warrant, (vii) 80,165 shares of Company Common Stock were reserved for issuance pursuant to the Convertible Notes and (viii) 32,000 shares of Company Common Stock were reserved for issuance pursuant to the Savoy Asset Purchase Agreement. All shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

      (b) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

      (c) Except for restrictions on transfer arising under the Federal securities laws, included in the Stockholders Agreements or as described in
Schedule 3.02, there are no existing restrictions on transfer, voting trusts, stockholder agreements or registration covenants known to the Company relating to any outstanding shares of capital stock of the Company. None of the outstanding shares of Company Common Stock was issued in violation of the preemptive rights of any present or former stockholder and the Company's stockholders are not entitled to preemptive rights.

      (d) Except as set forth in this Section 3.02, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.02 or in Schedule 3.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except for the Stockholder Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

      Section 3.03  CHARTER  DOCUMENTS.   The  copies  of  the   Certificate  of
Incorporation of the Company, as amended, and Amended and Restated Bylaws of the Company as currently in effect, are complete and correct.

      Section 3.04 SUBSIDIARIES. Except as set forth on Schedule 3.04, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

      Section 3.05 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only (in the case of this Agreement) to the approval of this Agreement and the Merger by the Company's stockholders under the DGCL. The Board of Directors of the Company (the "Company Board") has directed that this Agreement and the Merger be submitted to the stockholders for adoption, in accordance with the law of the State of Delaware and the Company's Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by USF and Sub, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

      (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended or Amended and Restated Bylaws of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company is a party or pursuant to which it or any of its properties or assets may be bound, or (iii) subject to obtaining the approval of the Company's stockholders of the Merger and compliance with the requirements set forth in Section 3.05(c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Company.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission ("SEC") in accordance with the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country.

      Section 3.06  SEC FILINGS; FINANCIAL STATEMENTS.

      (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC and has previously furnished to USF a true and complete copy of each of (i) its Prospectus dated February 7, 1997, (ii) its Annual Report on Form 10-KSB for the year ended December 31, 1996 (iii) its Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997 and June 30, 1997, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act, since January 1, 1997, in each case as filed with the SEC (collectively, together with any forms, reports and documents filed by the Company with the SEC after the date hereof until the Closing, the "Company SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Each of the financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the financial position of the Company as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and (ii) do not contain footnote disclosure. The unaudited balance sheet of the Company as of June 30, 1997 is referred to herein as the "Company Balance Sheet."

      Section 3.07  INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES.

      (a) Schedule 3.07 sets forth a list of each instrument which evidences Indebtedness of the Company, and the aggregate principal amount thereof outstanding as of the date hereof, and indicates each such instrument that contains a restriction, limitation or encumbrance, of any kind, on the ability of the Company to pay dividends on its respective capital stock. The total aggregate principal amount outstanding as of the date hereof of all such Indebtedness is $3,671,955.22, which includes $850,000 in face amount of outstanding letters of credit. Except as set forth in Schedule 3.07, all of such instruments are in full force and effect and the Company is not in default thereunder, nor, to the knowledge of the Company, is any other party to any such instrument in default thereunder, nor, to the knowledge of the Company, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default could reasonably be expected to give rise to a right on the part of some party thereto to terminate such instrument, accelerate the obligations thereunder or claim damages in a material amount thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such instruments. Schedule 3.07 also sets forth a list of each other instrument or agreement that contains a restriction, limitation or encumbrance, of any kind, on the ability of the Company to pay dividends on its capital stock.

      (b) Schedule 3.07 also sets forth all contracts and other agreements and arrangements pursuant to which the Company has agreed to indemnify or exonerate any officer, director or employee of the Company with respect to any matter. Except as described on Schedule 3.07, there are no circumstances which might give rise to any obligation or liability on the part of the Company so to indemnify any such officer, director or employee.

      (c) Except as disclosed in writing by the Company or as disclosed in the Company SEC Reports, the Company does not have any liabilities as of the date hereof, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, other than (i) liabilities reflected or reserved against in the Company Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Schedules to this Agreement, and (iii) normal or recurring liabilities incurred since June 30, 1997 in the ordinary course of business consistent with past practices and which are not, individually or in the aggregate, material to the business, results, operations, financial condition or prospects of the

Company, and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of law or is claimed in any pending or threatened legal proceeding.

      Section 3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, except as disclosed on Schedule 3.08, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect with respect to the Company, and no fact or condition exists or is contemplated or threatened which is reasonably likely to cause a Material Adverse Effect with respect to the Company in the future, (ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in generally accepted accounting principles; or (iii) except as disclosed in the Schedules to this Agreement, any other action or event that would have required the consent of USF pursuant to Section
5.01 of this Agreement had such action or event occurred after the date of this Agreement.

      Section 3.09 TAX MATTERS.

      (a) The Company has prepared and timely filed, and will file on a timely basis, all material United States federal, state, local and international returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and required to be filed on or prior to the Effective Time.

      (b) Each such Return was true, correct and complete on the respective date on which it was filed and, to the knowledge of the Company, no event has since occurred requiring any amendment thereto, which amendment has not been made in a manner such that each such Return remains true, correct and complete.

      (c) The Company as of the Effective Time: (A) will have paid all Taxes it is required to pay prior to the Effective Time and (B) will have withheld with respect to its employees all United States federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

      (d) The accounts shown on the Company Balance Sheet (excluding amounts classified thereon as deferred) are sufficient for the discharge of all Taxes attributable or with respect to all periods, or portions thereof, prior to the date of the Company Balance Sheet remaining unpaid as of such date, except as set forth in Schedule 3.09. There is no Tax deficiency outstanding or assessed, or to the Company's knowledge proposed, against the Company that is not reflected as a liability on the Company Balance Sheet nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No tax audit or examination is now pending or currently in progress with respect to the Company.

      (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Sections 280G or 162(m) of the Code. The Company has not been (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of any consolidated return year within any part of which consolidated return year any other corporation was also a member of such group. The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation as defined in Section 897(c)(1) of the Code. The Company does not have any losses subject to the limitations of Section 382 of the Code.

      Section 3.10 CERTAIN TRANSACTIONS. Except as set forth in Schedule 3.10, none of the officers or directors of the Company nor any Affiliate of the Company, and, to the knowledge of the Company, none of the employees of the Company is currently a party to any transaction with the Company (other than for services as an employee, officer or director), including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, Affiliate or employee, any member of the family of any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an Affiliate of such officer, director or employee.

      Section 3.11 REQUIRED AUTHORIZATIONS. Schedule 3.11 sets forth a true and complete list of all Required Authorizations which the Company must give or obtain for the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby or in order to enable all the issued and outstanding capital stock of the Company to be converted as contemplated by Article II.

      Section 3.12 LITIGATION. Except as set forth in Schedule 3.12 or as indicated in any of the Company SEC Reports, there are no suits, litigations, investigations, actions or proceedings of any kind pending or, to the knowledge of the Company, threatened against the Company, nor, to the knowledge of the Company, is any such matter pending or threatened against any other person, which, if adversely determined, would have a Material Adverse Effect with respect to the Company.

      Section 3.13  COMPLIANCE WITH LAW; REGULATORY COMPLIANCE.

      (a) Except as set forth in Schedule 3.13, the Company is not and has not been in violation of any applicable United States federal, state, provincial, local or international law, regulation, ordinance or other requirement of any Governmental Authority relating to it or to its securities, property, operations or business, and no event has occurred or condition or state of facts exists that could give rise to any such violation, the existence of which would have a Material Adverse Effect. Except as set forth in Schedule 3.13, as of the date of this Agreement, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or international, against or affecting the Company or any of the assets of the Company.

      (b)  The  Company  possesses  or has  made  timely  application  for,  all
Governmental Approvals with and under all United States federal, state, provincial, local and international laws and Governmental Authorities, required by the Company to carry on any substantial part of its respective business as presently conducted and to use and operate any of its property and assets.
Schedule 3.13 sets forth a list of all such Governmental Approvals, identifying each such Governmental Approval by number and indicating the holder, the issuer and the nature thereof. All such Governmental Approvals are in full force and effect and the Company is not in violation of any such Governmental Approval or any other permit, license, approval, authorization or registration applicable to it or to the operation of its business, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could result in such a violation. Except as disclosed in Schedule 3.13, the Company has no reason to believe that any pending application for an Governmental Approval will not be timely granted and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or materially modify any Governmental Approval possessed by the Company or deny any renewal thereof.

      (c) Except as disclosed in Schedule 3.13, the Company has made all Governmental Filings required to be made with any Governmental Authority with respect to the operation of its business and the use and operation of its property and assets.

      Section 3.14 CONTRACTS. Set forth in Schedule 3.14 is a list of (a) all contracts, agreements, commitments, undertakings or obligations to which the Company is a party or by which it or its assets or properties are bound or subject relating to the purchase of raw materials, the sale of finished products or the furnishing of services which involve the payment by or to the Company of more than $50,000 under any one of such contracts, and (b) all other contracts, agreements, commitments, undertakings or obligations to which the Company is a party or by which it or its assets or properties are bound or subject (other than Real Property Leases, Personal Property Leases, Employment Agreements and Benefit Plans) (i) which involve the payment by or to the Company of more than $50,000 under any one of such contracts (measured by the remaining portion to be paid thereunder) and which have a remaining term of more than 120 days (taking into account the effect of any renewal options) and are not cancelable without penalties by the Company on 30 days' or less notice, (ii) which if terminated or lost would have a Material Adverse Effect with respect to the Company, or (iii) was not entered into in the ordinary course (collectively, the "Contracts"). There have been made available to USF true and complete copies of all such Contracts that are in writing (including all amendments thereto, if any). Except as set forth in
Schedule 3.14, all of the Contracts are in full force and effect and the Company is not in default thereunder, nor, to the knowledge of the Company, is any other party to any Contract in default thereunder, nor, to the best of the Company's knowledge, does any condition exist that, with the giving of notice or lapse of time or both, would constitute a default thereunder, which default would give rise to a right on the part of some party thereto to terminate such Contract or claim damages thereunder, except such default (i) as to which requisite waivers or consents have been obtained or (ii) which is curable and is cured within the applicable period for cure permitted under such Contract. Except as set forth in
Schedule 3.11, no approval or consent of any person is needed in order for the Contracts to continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by this Agreement.

      Section 3.15 REAL PROPERTY. Schedule 3.15 sets forth a list (by lessee) and summary description of all Real Property Leases. The Company has a valid leasehold interest in each Real Property Lease held by it as of the date of this Agreement, in each case free and clear of all Liens, except for those Liens arising under the Credit Facility. The use and operation of the real property subject to the Real Property Leases conform to all restrictive covenants and restrictions and conditions. The Company has made available to USF a true and complete copy of each Real Property Lease which is in writing. The Company is not a party to nor does it hold property subject to any Real Property Lease which is not in writing. The Real Property Leases are in full force and effect and the Company has not received any notice of default thereunder which has not been remedied or waived nor is it aware of any event or circumstance which with the giving of notice or passage of time or both would constitute a default thereunder. Each Real Property Lease was negotiated on an arm's length basis. The Company has not received any notice nor does it have any knowledge of any pending, threatened or contemplated condemnation proceeding or assessment for public improvements affecting any real property leased pursuant to a Real Property Lease or any part thereof or of any sale or other disposition thereof in lieu of condemnation.

      Section 3.16 PERSONAL PROPERTY. The Company owns all Personal Property owned by it as of the date of this Agreement, whether or not reflected in the Company Balance Sheet, in each case free and clear of all Liens, except for those Liens arising under the Credit Facility or under any purchase money security arrangement with respect to which the monthly rental payments are less than $1,500 or the aggregate rental payments are less than $10,000. Schedule
3.16 also sets forth a list (by lessee or licensee) and a summary description of all Personal Property Leases. The Company has a valid leasehold interest in each Personal Property Lease held by it as of the date of this Agreement, in each case free and clear of all Liens except for those Liens arising under the Credit Facility. All of the Personal Property owned or leased by, and currently used or necessary for or in the operations of the Company, is in good operating condition and repair, is suitable for the purposes in which it is used and includes all personal property necessary for operation of the businesses conducted by the Company.

      Section 3.17 INTELLECTUAL PROPERTY RIGHTS. Schedule 3.17 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by or registered in the name of the Company. The Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.17 and all other customer lists, processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the businesses conducted by the Company ("Intellectual Property"), free and clear of all Liens. Schedule 3.17 separately discloses all Intellectual Property under license or in which the Company otherwise has rights. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of the Company, no person is infringing upon nor has any person misappropriated any Intellectual Property, nor is the Company infringing upon the intellectual property rights of any other person.

      Section 3.18 ENVIRONMENTAL MATTERS. (a) The Company has applied for and has in effect all United States federal, state and local and international governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Environmental Permits") under applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by a Governmental Authority with jurisdiction over pollution or protection of the environment (collectively, "Environmental Laws") necessary for it to carry on its business as now conducted, and there has occurred no default under any such Environmental Permit, except for the lack of Environmental Permits and for defaults under Environmental Permits that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company.

            (b) The Company is, and has been, in compliance with applicable Environmental Laws except for instances of possible noncompliance which, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company.

            (c) There is no suit, action, proceeding or inquiry pending or, to the Company's knowledge, threatened before any Governmental Authority in which the Company has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any Predecessor) with any Environmental Law or (ii) relating to the release into the environment of any hazardous material (as hereinafter defined), asbestos, polychlorinated biphenyls or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by the Company, or
(iii) any site or location for which it has been designated as a potentially responsible party under any United States federal, state, local or international superfund law, or (iv) any claim, potential claim or express reservation or responsibility for damages to natural resources, except in the cases of clauses
(i) through (iv) above for any such suits, actions,, proceedings and inquiries that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company.

            (d) To the best of the Company's knowledge, during the period of ownership or operation by the Company of any of its respective current or formerly owned properties, there have been no underground storage tanks (whether currently active or not) and no polychlorinated biphenyls in transformers or other electrical equipment and there have been no releases of Hazardous Material or of asbestos, polychlorinated biphenyls or oil in, on, under or affecting such properties or, to the Company's knowledge, any surrounding site, except for those that, individually or in the aggregate do not constitute a Material Adverse Effect with respect to the Company. Prior to the period of ownership or operation by the Company of any of its respective current or formerly owned properties, to the Company's knowledge, there were no releases of Hazardous Material or asbestos, polychlorinated biphenyls or oil or other petroleum products in, on, under or affecting any such property or any surrounding site, except for those that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company. "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act or other Environmental Laws.

            (e) The Company has provided USF with copies of all written information in its possession or control pertaining to the matters set forth in paragraphs (a) through (d) of this Section 3.18, including all documents pertaining to environmental audits or assessments prepared by or for the Company or any Governmental Authority.

      Section 3.19  PRODUCTS LIABILITY.  Schedule  3.19  discloses  all   claims
made against the Company or its Predecessors during the past five years for personal injury due to contamination of water.

      Section 3.20 INSURANCE. The Company has in effect valid and effective policies of insurance, issued by companies believed by the Company to be sound and reputable, insuring the Company for losses customarily insured against by others engaged in similar lines of business. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the businesses conducted by the Company. The Company will not have any liability after the Effective Time for retrospective or retroactive premium adjustments. Schedule
3.20 sets forth a list (by holder) of all insurance policies held by the Company, indicating the type of coverage, the amount of coverage and the insuring entity with respect to each such policy. Schedule 3.20 also discloses the manner in which the Company provides coverage for workers' compensation claims.

      Section 3.21  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS.

      (a) Schedule 3.21 sets forth a true and complete list of all agreements with any officer, director or employee of the Company to which the Company is a party, providing for the terms of his or her employment with the Company and the terms of his or her severance or other payments upon termination of such employment (the "Employment Agreements"). The Company has previously furnished to USF true and complete copies of all Employment Agreements, together with all amendments thereto (if any). Since the date of the Company Balance Sheet, the Company has not (i) effected any increase in salary, wage or other compensation of any kind, whether current or deferred, to any officer, director, employee, agent, broker or consultant or (ii) made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect.

      (b) Except as set forth in Schedule 3.21 or as disclosed in Company SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, the Company is not a party to any oral or written (i) agreement with any officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (B) providing for compensation payments that would not be deductible by the Company for United States federal income tax purposes, (ii) agreement with any officer or other key employee of the Company providing any compensation guarantee, or (iii) agreement or Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      Section 3.22 LABOR RELATIONS. The relations of the Company with its employees are good. Except as disclosed on Schedule 3.22, no employee of the Company is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Company, threatened, against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company.

      Section 3.23  EMPLOYEE BENEFIT PLANS.

      (a) The Company has set forth on Schedule 3.23 all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, fringe benefits, incentive, deferred compensation, supplemental retirement, post-retirement health or welfare plan severance and other employee benefit plans and arrangements, written or otherwise, maintained by the Company or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, for the benefit of, or relating to, any current or former employee of the Company or an ERISA Affiliate (together, the "Company Group") or with respect to which the Company or an ERISA Affiliate may have liability (together, the "Benefit Plans").

      (b) With respect to each Benefit Plan, the Company has made available to USF a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Benefit Plan (or in the case of an unwritten Benefit Plan, a written summary thereof), (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA.

      (c) Each of the Benefit Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Benefit Plan is or is proposed to be under audit or investigation, and no completed audit of any Benefit Plan has resulted in the imposition of any tax, fine or penalty.

      (d) No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan exists or has occurred that could subject any member of the Company Group to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Company Group, nor any administrator or fiduciary of any Benefit Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject any member of the Company Group to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Benefit Plan that is a welfare benefit plan as described in ERISA Section 3(1).

      (e) Schedule 3.23 discloses each Benefit Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter applicable to such Qualified Plan. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has taken any action that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

      (f) No  Benefit  Plan is a defined  benefit  plan  within  the  meaning of
Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the

Company Group has been terminated or partially terminated except as set forth on
Schedule 3.23.  Each Defined  Benefit Plan  identified as terminated on Schedule
3.23 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending at the Effective Time, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor as described in Section 414 of the Code.

      (g) No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Benefit Plan covers any employees of any member of the Company Group in any other country or territory.

      (h) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability, that is reasonably likely to have a Material Adverse Effect on the Company, under ERISA, the Code or any other applicable law.

      (i) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company.

      Section 3.24 POOLING OF INTERESTS. To its knowledge, neither the Company nor any of its Rule 145 Affiliates has taken or agreed to take any action which would prevent the Merger from being accounted for as a pooling of interests.

      Section 3.25 REGISTRATION STATEMENT; PROXY STATEMENT/ PROSPECTUS. The information supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of USF Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders (the "Stockholders' Meeting") to consider this Agreement and the Merger (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to the Company in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should become known to the Company which should be set forth in an amendment or supplement to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform USF.

      Section 3.26 CERTAIN FEES. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

      Section 3.27 SECTION 203 OF THE DGCL NOT APPLICABLE. Section 203 of the DGCL applicable to an "interested stockholder" or a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stockholder Agreements.

      Section 3.28 DISCLOSURE. No representation or warranty of the Company in this Agreement or any certificate, schedule, statement, document or instrument furnished or to be furnished to USF pursuant hereto or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF USF AND SUB

      Each of USF and Sub represents and warrants to the Company as follows:

      Section 4.01  ORGANIZATION OF USF AND SUB.

      (a) USF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

      (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

      Section 4.02  CAPITALIZATION OF USF AND SUB.

      (a) The authorized capital stock of USF consists of 300,000,000 shares of Common Stock, $.01 par value, and 3,000,000 shares of Preferred Stock, $.10 par value. As of August 31, 1997, (i) 82,824,608 shares of USF Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Preferred Stock were issued and outstanding. Any share of USF Common Stock, when issued in accordance with
Article II hereof, will be duly authorized and validly issued, and will be fully paid and nonassessable.

      (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, all of which are duly authorized and validly issued and are fully paid and nonassessable, and owned, beneficially and of record, by USF.

      Section 4.03  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

      (a) USF and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of USF and Sub. This Agreement has been duly executed and delivered by USF and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of USF and Sub, enforceable in accordance with its terms, except as
such   enforceability   may   be   limited   by  (i)
bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

      (b) The execution and delivery of this Agreement by USF and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of USF, or the Certificate of Incorporation or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which USF or Sub is a party or by which either of them or either of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USF or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on USF and its Subsidiaries, taken as a whole.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to USF or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any other country.

      Section 4.04  SEC FILINGS; FINANCIAL STATEMENTS.

      (a) USF has filed all forms, reports and documents required to be filed by USF with the SEC and has previously furnished to the Company a true and complete copy of (i) its Annual Report on Form 10-K for the year ended March 31, 1997,
(ii) its  Quarterly  Report on Form 10-Q for the  quarter  ended June 30,  1997,
(iii) its definitive proxy statement with respect to its 1997 annual meeting of stockholders, and (iv) all other reports or other correspondence filed by it with the SEC pursuant to the Exchange Act since April 1, 1997, in each case as filed with the SEC (collectively, together with any forms, reports and documents filed by USF with the SEC after the date hereof until the Closing, the "USF SEC Reports"). Each such report, when filed, complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and, as of their respective dates, none of such reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the USF SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of USF and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) were or are subject to normal year-end adjustments which were not or are not expected to be material in amount, and
(ii) do not contain footnote disclosure. The unaudited balance sheet of USF as of June 30, 1997 is referred to herein as the "USF Balance Sheet."

      Section 4.05 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the USF Balance Sheet, there has not been any Material Adverse Effect with respect to USF and its Subsidiaries, taken as a whole, and no fact or condition exists or is contemplated which is reasonably likely to cause a Material Adverse Effect with respect to USF and its Subsidiaries, taken as a whole, in the future.

      Section 4.06 LITIGATION. Except as set forth in Schedule 4.06 or as indicated in any of the USF SEC Reports, there are no suits, litigations, investigations, actions or proceedings of any kind pending or (to the knowledge of USF) threatened against USF or any Subsidiary, nor (to the knowledge of USF) is any such matter pending or threatened against any other person, which, if adversely determined, would have a Material Adverse Effect with respect to USF.

      Section 4.07 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by USF for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by USF for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement with respect to USF and its Subsidiaries in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to USF or any of its Affiliates, officers or directors should become known to USF which should be set forth in an amendment or supplement to the Registration Statement or a supplement to the Proxy Statement, USF shall promptly inform the Company.

      Section 4.08 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

      Section 5.01 NO SOLICITATION From and after the date hereof until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time:

      (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or

(iii) agree to, approve or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that (1) the Company Board believes in good faith (after consultation with its financial advisor, and based upon the written opinion of such financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction (an "Acquisition Transaction") more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Transaction being referred to in this Agreement as a "Superior Proposal") and the Company Board determines in good faith, based on written advice of outside legal counsel, that such action is necessary for the Company to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company Board receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement dated July 30, 1997 between USF and the Company (the "Confidentiality Agreement"); or (B) taking any position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act which is consistent with the advice of counsel concerning the Company Board's fiduciary duties under applicable law with respect to a tender offer commenced by a third party (other than by public announcement alone).

      (b) The Company shall notify USF as soon as practicable upon receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

      Section 5.02 STOCKHOLDER APPROVAL.

      (a) As promptly as practicable following the execution and delivery of this Agreement, unless this Agreement shall have been previously terminated in accordance with Article VII, the Company shall submit this Agreement and the Merger to its stockholders for approval and adoption at a meeting of its stockholders called by the Company for such purpose. Unless this Agreement shall have been previously terminated in accordance with Article VII and subject to Section 5.01, the Company Board shall recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and the other matters to be submitted to the Company's stockholders in connection therewith and shall use its best efforts to solicit and secure from its stockholders their approval and adoption of this Agreement and the Merger.

      (b) Unless this Agreement shall have been previously terminated in accordance with Article VII, USF, as the sole stockholder of Sub, shall, prior to the Effective Time, consent in writing to the approval and adoption of this Agreement and the Merger.

      Section 5.03 CONDUCT OF THE BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article VII and the Effective Time, the Company agrees (except to the extent that USF shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, in each case consistent with past practices and policies and, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired at the Effective Time. The Company shall promptly notify USF of any event or occurrence not in the ordinary course of business of the Company. Except as expressly contemplated by this Agreement, and not in limitation of the foregoing, during the aforesaid period the Company shall:

      (a) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except to the extent contemplated by any transactions specifically permitted by this Agreement;

      (b) except as disclosed on Schedule 3.08, not acquire any stock or other interest in, nor (except in the ordinary course of business) purchase any assets of, any corporation, partnership, association or other business organization or entity or any division thereof (except any stock or assets distributed to the Company as part of any bankruptcy or other creditor settlement or pursuant to a plan of reorganization), nor agree to do any of the foregoing;

      (c) not sell, lease, assign, transfer or otherwise dispose of any of its assets (including, without limitation, patents, trade secrets or licenses), nor suffer to exist or create any Lien on any of its assets, except as permitted by this Agreement or in the ordinary course of business and except that the Company may sell or otherwise dispose of any assets which are obsolete;

      (d) not incur any Indebtedness, other than as a result of borrowings or drawdowns, the issuance of letters of credit for the account of the Company and the incurrence of interest, letter of credit reimbursement obligations and other obligations under the terms of the Credit Facility as currently in effect, which Indebtedness shall be incurred only for working capital purposes or acquisitions permitted under subsection (b) above;

      (e) not (i) alter, amend or repeal any provision of its Certificate of Incorporation, as amended, or Amended and Restated Bylaws or its certificate of incorporation or by-laws (as the case may be), (ii) change the number of its directors (other than as a result of the death, retirement or resignation of a director), (iii) form or acquire any subsidiaries not existing as of the date of this Agreement, (iv) except in the ordinary course conduct of its business, enter into, modify or terminate any Contracts or agree to do so, (v) modify or terminate any Employment Agreement, or (vi) declare, pay, commit to or incur any obligation of any kind for the payment of any bonus, additional salary or compensation or retirement, termination, welfare or severance benefits payable or to become payable to any of its employees or such other persons, except for such matters as are required pursuant to the terms of any existing Employment Agreement or Benefit Plan;

      (f) maintain its books, accounts and records in the usual, ordinary and regular manner and in material compliance with all applicable laws;

      (g) pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, except to the extent that the Company is currently contesting, in good faith and by proper proceedings, the payment of such Taxes and the Company maintains appropriate reserves with respect thereto;

      (h) not settle any tax claim against the Company or any litigation (net of applicable insurance proceeds) in excess of $10,000 in the aggregate;

      (i) use its best efforts to meet its obligations under all Contracts, and not become in default thereunder;

      (j) maintain its business and assets in working repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon such business and assets at least comparable in amount and kind to that in effect on the date hereof;

      (k) use its best efforts to maintain its present relationships and goodwill with suppliers, brokers, manufacturers, representatives, distributors, customers and others having business relations with it (provided that it may pursue overdue accounts and otherwise exercise lawful remedies in its customary fashion);

      (l) carry on and operate its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to cause the representations and warranties of the Company set forth in this Agreement to be true and correct, in all material respects, on and as of the Effective Time, subject only to changes in the ordinary course of business;

      (m) not declare, set aside, make or pay any dividends or other distributions with respect to its capital stock, including, without limitation, the Company Common Stock, or purchase or redeem any shares of its capital stock, including, without limitation, the Company Common Stock, or agree to take any such action;

      (n) except as permitted in subsection (b) above, not authorize or make any capital expenditure if the aggregate of the amount of such capital expenditure together with the amounts of all other capital expenditures since the date of this Agreement shall exceed $50,000;

      (o) use its best efforts not to violate any law or regulation applicable to it nor violate any order, injunction or decree applicable to the conduct of its business; and

      (p) not increase the number of shares authorized or issued and outstanding of its capital stock, including, without limitation, the Company Common Stock, nor grant or make any pledge, option, warrant, call, commitment, right or agreement of any character relating to its capital stock, including, without limitation, the Company Common Stock, nor issue or sell any shares of its capital stock, including, without limitation, the Company Common Stock, or securities convertible into such capital stock, or any bonds, promissory notes, debentures or other corporate securities or become obligated so to sell or issue any such securities or obligations, except, in any case, issuance of shares of the Company Common Stock (i) pursuant to the exercise of options, warrants or other rights outstanding as of the date hereof and referred to in Section 3.02 and (ii) pursuant to the terms of the Convertible Notes.

      Section 5.04 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (i) afford to the officers, employees, accountants, counsel and other representatives of USF, access, during normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, accountants' work papers, correspondence and affairs, and (ii) cause its officers and employees to furnish, to USF, Sub and their authorized representatives, any and all financial, technical and operating data and other information pertaining to the businesses of the Company as USF or Sub shall from time to time reasonably request. In addition, without limiting the generality of the foregoing, the Company will make available to USF and Sub for examination true and complete copies of all Returns filed by the Company, together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.

      Section 5.05      REQUIRED AUTHORIZATIONS.

      (a) USF, Sub and the Company shall each, as promptly as practicable, take all reasonable actions necessary to obtain all Required Authorizations (if any) required to be given or obtained by it, respectively, to permit USF and Sub, on the one hand, and the Company, on the other, to consummate the transactions contemplated by this Agreement and to realize the respective benefits to each party contemplated hereby; PROVIDED that USF shall not be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Authority that would (i) prohibit or restrict the ownership or operation by USF of any portion of the business or assets of USF (or any of its Subsidiaries) or the Company, (ii) compel USF (or any of its Subsidiaries) or the Company to dispose of or hold separate any portion of its or the Company's business or assets, or (iii) impose any limitation on the ability of USF, the Company or the Surviving Corporation or any of their respective affiliates or Subsidiaries to own or operate the business and operations of the Company, and PROVIDED FURTHER THAT the Company shall not incur fees and expenses in excess of $5,000 in the aggregate in order to obtain any such Required Authorizations described in clause (ii) of the definition thereof without the prior written consent of USF.

      (b) Without limiting the generality of the foregoing, USF, Sub and the Company shall each cooperate with the others in filing in a timely manner any applications, requests, reports, registrations or other documents, including, without limitation, all reports and documents required to be filed by or under the Securities Act or the Exchange Act (including, without limitation, the Registration Statement and the Proxy Statement), with any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby and in consulting with and seeking favorable action from any Governmental Authority.

      (c) Without limiting the generality of the foregoing, the Company shall use its best efforts to obtain all approvals or consents of any person needed in order that the Contracts continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by the Agreement.

      (d) Without limiting the generality of the foregoing, USF shall use its best efforts to obtain, prior to the Effective Time, the approval for the listing, subject to official notice of issuance, on the New York Stock Exchange of the shares of USF Common Stock to be issued pursuant to Article II.

      Section 5.06      FINANCIAL STATEMENTS OF THE COMPANY.

      (a) As soon as practicable but in any event within 45 days after the end of each calendar month commencing with August 1997, through the Effective Time or earlier termination of this Agreement in accordance with Article VII, the Company will deliver to USF unaudited balance sheets of the Company as at the end of such calendar month and as at the end of the comparative month of the preceding year, together with unaudited summaries of earnings of the Company for such calendar month and the comparative calendar month of the preceding year. As soon as practicable but in any event within 45 days after the end of each fiscal quarter of the Company, commencing with September 30, 1997, and within 60 days after the end of the fiscal year ended December 31, 1997, as the case may be, through the Effective Time or earlier termination of this Agreement in accordance with Article VII, the Company will deliver to USF unaudited balance sheets of the Company as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of income and cash flows for the fiscal quarters then ended. All such financial statements of the Company shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Company, as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of the Company shall be certified, on behalf of the Company, by the President and Chief Financial Officer of the Company.

      (b) The Company will deliver to USF financial statements (including related notes thereto) at December 31, 1997 and for the year then ended, prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods, together with the report thereon of Arthur Andersen LLP (the "1997 Financial Statements"), within 10 days of their availability. USF shall have 10 days to notify the Company in writing of any disagreement with the 1997 Financial Statements, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute. If any disagreement concerning the 1997 Financial Statements is not resolved by USF and the Company within 10 days following the receipt by USF of the 1997 Financial Statements, USF and the Company shall promptly engage the New York office of Coopers & Lybrand LLP on standard terms and conditions for a matter of such nature. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within 10 days following the receipt by USF of the 1997 Financial Statements. The resolution by the independent accountants of any dispute concerning the 1997 Financial Statements shall be final, binding and conclusive upon the parties.

      Section 5.07 PUBLIC ANNOUNCEMENTS. Neither USF, Sub nor the Company shall make any press release or other written public statement concerning the matters covered by this Agreement without the approval of the other parties hereto, except as required by law or applicable regulation, and each shall in all events use its best efforts to permit such other parties an opportunity to review and comment upon any such release or statement prior to dissemination.

      Section 5.08 BENEFIT PLANS. Except as required by law or the terms of any Benefit Plan, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article VII, no award or grant under the Benefit Plans shall be made without the consent of USF; it being understood that no options, warrants or other rights to acquire securities of the Company shall be granted by the Company. Except as required by law, no amendment to (other than revisions required to comply with the Code or ERISA), or termination of, any of the Benefit Plans shall be made without the consent of USF.

      Section 5.09   TAX-FREE  REORGANIZATION.  USF  and  the   Company    shall
each  use  its  best   efforts  to  cause  the  Merger  to  be  treated
as a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.10 POOLING ACCOUNTING. USF and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its best efforts to cause its Rule 145 Affiliates not to take any action that would adversely affect the ability of USF to account for the business combination to be effected by the Merger as a pooling of interests.

      Section 5.11 AFFILIATE AGREEMENTS. Within two weeks following the date of this Agreement, the Company will provide USF with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of it within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" within the meaning of Rule 145 is referred to as a "Rule 145 Affiliate"). The Company shall provide USF with such information and documents as USF shall reasonably request for purposes of reviewing such list and the Company shall notify USF in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Company shall use its best efforts to deliver or cause to be delivered to USF prior to the Effective Time from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form attached hereto as Exhibit B (each an "Affiliate
Agreement"). USF shall be entitled to place appropriate legends on the certificates evidencing any USF Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the USF Common Stock, consistent with the terms of the Affiliate Agreements.

      Section 5.12 REPRESENTATIONS, COVENANTS AND CONDITIONS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; PROVIDED THAT USF shall not be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Authority that would (i) prohibit or restrict the ownership or operation by USF of any portion of the business or assets of USF (or any of its Subsidiaries) or the Company, (ii) compel USF (or any of its Subsidiaries) or the Company to dispose of or hold separate any portion of its or the Company's business or assets, or (iii) impose any limitation on the ability of USF or the Surviving Corporation or any of their respective affiliates or Subsidiaries to own or operate the business and operations of the Company, and FURTHER PROVIDED THAT the Company shall not incur fees and expenses in excess of $5,000 in the aggregate in order to take any such action or do any such thing without the prior written consent of USF. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all such necessary action to effectuate the same.


                                   ARTICLE VI

                              CONDITIONS TO MERGER

      Section 6.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

      (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

      (b) REQUIRED AUTHORIZATIONS. All Required Authorizations shall have been obtained.

      (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the Company's or USF's conduct or operation of the business of the Company after the Merger shall have been issued, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      (e) NYSE. The shares of USF Common Stock to be issued in the Merger shall have been listed on the New York Stock Exchange.

      Section 6.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF USF AND SUB. The obligations of USF and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by USF and Sub:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and USF shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and USF shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      (c) TAX OPINION. USF shall have received a written opinion from Kirkpatrick & Lockhart LLP, counsel to USF, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon representations and certificates of USF, Sub and the Company.

      (d) OPINION OF COUNSEL TO THE COMPANY. USF shall have been furnished an opinion of Lev, Berlin & Dale, P.C., counsel to the Company, dated the date of the Effective Time, in form satisfactory to USF.

      (e) POOLING LETTER. USF shall be satisfied that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles.

      (f) AFFILIATE AGREEMENTS. USF shall have received from each of the Company's Rule 145 Affiliates an executed copy of an Affiliate Agreement substantially in the form of Exhibit B hereto.

      (g) OPTION HOLDER AGREEMENTS. USF shall have received from each holder of an Employee or Director Stock Option an agreement consenting to the conversion of such options into options to purchase USF Common Stock as prescribed in
Section 2.07.

      (h) CONVERTIBLE NOTES. USF shall have received from each holder of a Convertible Note an agreement consenting to the amendment thereof to the effect provided in Section 2.10.

      (i) SAVOY ASSET PURCHASE AGREEMENT. The Savoy Asset Purchase Agreement shall have been amended to provide that if the 32,000 shares of Company Common Stock reserved for issuance pursuant thereto shall not have been issued prior to the Closing Date, the right to receive such shares shall be converted into the right to receive that number of shares of USF Common Stock that would have been issued in the Merger in respect of such shares of Company Common Stock had such shares been issued prior to the Closing Date..

      (j) NO RIGHTS TO OPTIONS. USF shall be satisfied that no rights are outstanding requiring the issuance to Mr. Lou Betti of options to purchase or otherwise acquire Company Common Stock.

      (k) EMPLOYMENT AGREEMENTS. Messrs. Levy and West shall have entered into employment agreements in a form satisfactory to USF.

      (l) RESIGNATION OF DIRECTORS. USF shall have received letters of resignation, effective as of the Effective Time, executed and tendered by each of the existing directors of the Company, or, to the extent such resignations are not obtained, such other evidence, satisfactory to USF, that such directors shall have been duly and lawfully removed (without cost or other liability to the Company other than pursuant to any agreement or other arrangements with such directors existing and in effect as of the date hereof) effective as of the Effective Time.

      Section 6.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of USF and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties are made as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) as of the Closing Date as though made on and as of the Closing Date, in each case except for changes contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of USF by the chief executive officer and the chief financial officer of the Company to such effect.

      (b) PERFORMANCE OF OBLIGATIONS OF USF AND SUB. USF and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of USF by the chief executive officer and the chief financial officer of USF to such effect.

      (c) TAX OPINION. The Company shall have received the opinion of Kirkpatrick & Lockhart LLP, counsel to USF, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon representations and certificates of USF, Sub and the Company.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

      Section 7.01 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, by written notice by the terminating party to the other party under the circumstances set forth below:

      (a)   by mutual written consent of USF and the Company; or

      (b) by either USF or the Company if the Merger shall not have been consummated by March 31, 1998 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a cause of or has resulted in the failure of the Merger to occur on or before such date); or

      (c) by USF or the Company, if (i) the other party has breached any representation or warranty contained in this Agreement (except where such breach would not have a Material Adverse Effect on the party having made such representation or warranty and its Subsidiaries taken as a whole and would not have a material adverse effect upon the transactions contemplated by this Agreement), or (ii) there has been a breach of a covenant or agreement set forth in this Agreement on the part of the other party, which shall not have been cured within ten business days following receipt by the breaching party of written notice of such breach from the other party (other than those set forth in Section 5.01, as to which there shall be no cure period); or

      (d) by either USF or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

      (e) by  either  USF or  the  Company,  if,  at the  Stockholders'  Meeting
(including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained; or

      (f) by USF, if, after the date hereof, (i) the Company shall provide information to or engage in negotiations regarding any Acquisition Proposal with any person other than USF or its Affiliates, (ii) the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing; (iii) the Company Board shall have recommended to the stockholders of the Company an Acquisition Transaction other than one made by USF or an Affiliate of USF; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is commenced other than by USF or an Affiliate of USF.

      Section 7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of USF, the Company, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.03 and further except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

      Section 7.03 FEES AND EXPENSES.

      (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that USF and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

      (b) The Company shall reimburse USF for out-of-pocket expenses incurred by USF relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of USF's counsel, accountants and financial advisors), upon the termination of this Agreement by USF pursuant to Section 7.01(c) or Section 7.01(f), or by USF or the Company pursuant to Section 7.01(e), and USF shall reimburse the Company for out-of-pocket expenses incurred by the Company relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors), upon the termination of this Agreement by the Company pursuant to Section 7.01(c).

      (c) (i) The Company shall pay USF a termination fee of $1,250,000 upon the earliest to occur of the termination of this Agreement by USF or the Company pursuant to Section 7.01(e) or by USF pursuant to Section 7.01(f)(ii), (iii) or
(iv).

            (ii) The Company shall pay USF a termination fee of $750,000 upon the termination of this Agreement by USF pursuant to Section 7.01(f)(i).

      (d) The expenses and fees, if applicable, payable pursuant to Section 7.03(b) and 7.03(c) shall be paid within one business day after the first to occur of any of the events described in Section 7.03(b) or 7.03(c).

      Section 7.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

      Section 7.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other parties hereto and (iii) waive compliance with any of the agreements or conditions contained herein for their benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                                  MISCELLANEOUS

      Section 8.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 7.02, 7.03, the last sentence of Section 7.04 and Article VIII, and the agreements of the Affiliates of the Company delivered pursuant to Section 5.12. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

      Section 8.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to USF, to:

                  United States Filter Corporation
                  40-004 Cook Street
                  Palm Desert, CA 92211
                  Attention:  Chairman
                  Fax:  (760) 346-4024

                  with a copy to:

                  United States Filter Corporation
                  40-004 Cook Street
                  Palm Desert, CA 92211
                  Attention:  Damian C. Georgino, Esq.
                  Fax:  (760) 346-4024

            (b)   if to Sub,  to:

                  U.S. Filter/Consumer Products, Inc.
                  225 Second Street, S.E.
                  Cedar Rapids, Iowa 52401
                  Attention:   Randall C. Easton
                  Fax:  (319) 298-1148

                  with a copy to:

                  U.S. Filter/Consumer Products, Inc.
                  225 Second Street, S.E.
                  Cedar Rapids, Iowa 52401
                  Attention:   Caroline D. Giddings, Esq.
                  Fax:  (319) 298-1148


            (c)   if to the Company, to:

                  Puro Water Group, Inc.
                  56-24 58th Street
                  Maspeth, New York 11378

                  Attention:   Jack C. West, President
                  Fax:  (718) 894-8357

                  with a copy to:

                  Lev, Berlin & Dale, P.C.
                  535 Connecticut Avenue
                  Norwalk, CT 06854-1700
                  Attention:  Eric J. Dale, Esq.
                  Fax:  (203) 854-1652

      Section 8.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 8, 1997.

      Section 8.04 KNOWLEDGE. All references in this Agreement or any certificate to knowledge of any person shall mean the knowledge of any officer or officers of such person (but only the officer executing any such certificate, in the case of a certificate) and shall reflect due inquiry by such officer or officers in connection specifically with respect to the statement made to such knowledge.

      Section 8.05 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 8.06 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      Section 8.07 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

      Section 8.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      IN WITNESS WHEREOF, USF, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.



                                    PURO WATER GROUP, INC.


                                    By: /s/ Jack C. West
                                        -------------------------------

                                    Title: President
                                           -----------------------------



                                    UNITED STATES FILTER CORPORATION


                                    By: /s/ Randall C. Easton
                                        -------------------------------

                                    Title: Senior Vice President
                                           ----------------------------



                                    USF/PW ACQUISITION CORPORATION


                                    By: /s/ Randall C. Easton
                                        -------------------------------

                                    Title: Vice President
                                           ----------------------------



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